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                                                                   EXHIBIT 10.25



                            STOCK PURCHASE AGREEMENT


                                     between


                    ALION SCIENCE AND TECHNOLOGY CORPORATION,


                                       and


                    ALION SCIENCE AND TECHNOLOGY CORPORATION
                EMPLOYEE OWNERSHIP, SAVINGS AND INVESTMENT TRUST









                                December 20, 2002


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                            STOCK PURCHASE AGREEMENT

        STOCK PURCHASE AGREEMENT ("AGREEMENT"), dated as of December 20, 2002, by and between ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation (the "COMPANY"), and ALION SCIENCE AND TECHNOLOGY CORPORATION EMPLOYEE OWNERSHIP, SAVINGS AND INVESTMENT TRUST (the "PURCHASER") which implements and forms a part of the ALION SCIENCE AND TECHNOLOGY CORPORATION EMPLOYEE OWNERSHIP, SAVINGS AND INVESTMENT PLAN (the "PLAN"). The Purchaser and the Plan are hereinafter collectively referred to as the "ESOP." STATE STREET BANK & TRUST COMPANY, a state chartered trust company organized under the laws of the Commonwealth of Massachusetts, has executed this Agreement not in its individual or corporate capacity, but solely on behalf of the Purchaser as trustee (the "TRUSTEE") of the employee stock ownership plan component of the Purchaser. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Asset Purchase Agreement (as defined below).

                                    RECITALS

        WHEREAS, the Company is simultaneously purchasing substantially all of the assets related to IIT Research Institute's ("IITRI") business (as more fully described in the Asset Purchase Agreement referred to below, the "BUSINESS") of providing advanced technological and scientific services in the fields of research and development, engineering, and ordnance and explosive waste remediation, for governmental and private sponsors pursuant to the Fourth Amended and Restated Asset Purchase Agreement, dated November 18, 2002 between IITRI and the Company (the "ASSET PURCHASE AGREEMENT"); and

        WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company up to Three Million (3,000,000) shares of common stock of the Company, $0.01 par value per share ("COMMON STOCK"), that once issued will (together with 100 shares of Common Stock referred to in Section 1.4 below) be all of the outstanding Company Stock of the Company (together, the "SHARES"), subject to the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements, covenants, representations and warranties hereinafter contained, the parties hereby agree as follows:

                                    AGREEMENT

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        Section 1. Purchase and Sale of Shares.

        1.1 Shares to be Sold. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1), the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Shares.

        1.2 Purchase Price. The purchase price for each Share shall be Ten Dollars ($10.00) and the aggregate purchase price (the "PURCHASE PRICE") shall be an amount equal to the product of the number of Shares invested in by employees of the Company and the Business Subsidiary (as defined below) pursuant to the offering described in the S-1 (as defined below) multiplied by Ten Dollars ($10.00); provided, that in no event shall the Purchase Price be less than Twenty Four Million Dollars ($24,000,000) or greater than Thirty Million Dollars ($30,000,000). The Purchase Price shall be payable by the Purchaser to the Company by wire transfer of immediately available funds to an account designated by the Company.

        1.3 Use of Proceeds. The Company shall use all of the proceeds of the Purchase Price that it receives hereunder to pay a portion of the Cash Purchase Price (as defined in the Asset Purchase Agreement) pursuant to the Asset Purchase Agreement.

        1.4 Special Contribution to the Initial ESOP Trust. After the Closing Date, but no later than five Business Days thereafter, the Company shall make a special contribution to the Beagle Holdings, Inc. Employee Stock Ownership and 401(k) Trust, established December 19, 2001 (the "INITIAL TRUST") of which Stacy Mendler is presently the trustee (the "INITIAL TRUSTEE") as a special contribution for the Plan's fiscal year beginning October 1, 2002. Such special contribution shall be in an amount sufficient to enable the Initial Trustee to repay in full all amounts borrowed by the Initial Trust to purchase the 100 shares of Common Stock held by it. It is contemplated that the Initial Trustee will use the special contribution to immediately repay such loan. Upon such repayment, the 100 shares of Common Stock held by the Initial Trust shall thereupon become available for allocation to Plan participants as part of the contributions for the Plan's fiscal year beginning October 1, 2002, and the Company shall take whatever actions are required to cause such 100 shares of Common Stock to be transferred to the Purchaser following the above described repayment, and the Purchaser shall hold on behalf of the Plan such 100 shares of Common Stock for allocation to Plan participants. Immediately thereafter the Initial Trust shall be dissolved.

        SECTION 2. Closing.

        2.1 Time and Place. The closing ("CLOSING") of the purchase of the Shares will be held at the offices of Baker & McKenzie in Chicago, Illinois, at 10:00 a.m. local time, on December 20, 2002, or at such other time and place as shall be mutually agreed upon by the parties. The date of the Closing is sometimes referred to herein as the "CLOSING DATE."

        2.2 Deliveries.


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            2.2.1 Deliveries by the Company. At the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser the following:

                (a) The certificates representing the Shares, duly endorsed to the Purchaser or with stock powers attached duly executed to the Purchaser, in proper form for transfer, and with stamps for all applicable Federal, state or local stock transfer taxes, if any, affixed thereto.

                (b) The opinions of counsel to the Company referred to in
Section  6.3.

                (c) True and correct copies of the Company's Certificate of Incorporation, certified by the Secretary of State of the State of Delaware, and of its By-laws, the Plan, the Trust Agreement (as defined below) and certain resolutions of its Board of Directors with respect to (i) the adoption of the Plan and the Trust Agreement, (ii) the appointment of the Trustee, (iii) the approval of the Transaction Agreements (as defined below), and (iv) such other matters as may be reasonably requested by the Purchaser, in each case certified by the Secretary of the Company, which copies are true, correct and complete.

                (d) True and correct copies of the Transaction Agreements executed by the Company and each other party thereto, other than the Purchaser.

        "TRANSACTION AGREEMENTS" shall mean this Agreement, the Trust Agreement, dated December 20, 2002, between the Trustee and the Company (the "TRUST AGREEMENT"), the Trust Agreement, dated December 19, 2001, between the Initial Trustee and the Company, the Asset Purchase Agreement, the Mezzanine Note Securities Purchase Agreement, the Mezzanine Investment Note, the Mezzanine Note Warrant, the Alion Mezzanine Warrant Agreement, dated the date hereof, among the Company, Bahman Atefi and the Purchaser, the Seller Note Securities Purchase Agreement, the Seller Investment Note and the Seller Note Warrant, and the First Union Line of Credit or if it is replaced, the Replacement Line of Credit, the Guarantee, the Rights Agreement, the Letter Agreement, dated December 20, 2002, between IITRI and the Company, and the Registration Rights Agreement, dated the date hereof, between the Company and the Purchaser, in each case including all the certificates and other instruments attached to Exhibits hereto or thereto or delivered in connection herewith or therewith.

            2.2.2 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company the following:

                (a) The Purchase Price as provided in Section 1.2.

                (b) True and correct copies of each Transaction Agreement to which the Purchaser is a party executed by it.

        Section 3. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

        3.1 Organization, Corporate Standing and Investments. Each of the Company and the Business Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. As of the date hereof, the Company is authorized to issue 15,000,000 shares of Common Stock, and 100 shares of Common Stock are issued or outstanding, all of which are held by the Initial Trust, and Human Factors Applications, Inc. (the "BUSINESS SUBSIDIARY") is authorized to issue 1,000 shares of common stock, par value $1.00 per share (the "SUBSIDIARY COMMON STOCK"), and 750 shares of common stock are issued and outstanding, all of which are held by the Company. Once issued and sold as contemplated by this Agreement, all of the outstanding shares of Common Stock will be held by the Purchaser and will be duly authorized and validly issued, fully paid and non-assessable. The Company shall convey to the Purchaser, at the Closing, good and valid title to the Shares, free and clear of any liens, security interests, claims and encumbrances. No other class of capital stock or other ownership interests of the Company or the Business Subsidiary is authorized or outstanding. Except as set forth on Schedule 3.1, there is no, and after giving effect to the Transactions (as defined below) there will not be any, outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company or the Business Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares of Common Stock or Subsidiary Common Stock and there is no outstanding security of any kind of the Company convertible into any such Common Stock or Subsidiary Common Stock. Except as set forth on Schedule 3.1, the Company has, and after giving effect to the Transactions will have, no direct or indirect equity interest in or loans to any partnership, corporation, joint venture, business association or other entity, other than the Business Subsidiary. Each of the Company and the Business Subsidiary has full corporate authority to own, lease and operate its business, and is in good standing and is qualified to transact business as a foreign corporation in all states in which the nature of the Business or the properties owned by it, in each case after giving effect to the consummation of the transactions contemplated by the Transaction Agreements (the "TRANSACTIONS") require it to qualify to transact business, except for such failures to qualify as would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined). The Company has been organized solely for the purposes contemplated by the Transactions, and has no liabilities and no assets and has not conducted any business, other than as contemplated by the Transactions.

        As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" used in connection with a party hereof means any event, change or effect that (i) is materially adverse to the condition (financial or otherwise), assets, liabilities, businesses, operations, results of operations or prospects of such party taken as a whole, including, in the case of the Company, after giving effect to the Transactions or (ii) adversely affects the ability of such party to consummate the transactions contemplated in this Agreement.

        3.2 Necessary Authority. The Company has all requisite corporate power and authority to enter into, deliver and perform this Agreement and the other Transaction Agreements and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary action on the part of the Company. This Agreement and the other Transaction Agreements, when executed and delivered by the Company, shall each constitute its valid and legally binding obligation, enforceable against the Company in accordance with its terms, except as the same may be limited by (i) bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding at law or in equity.

        3.3 Conflict; Change of Control. Subject to satisfaction of the conditions set forth in Sections 6 and 7, and except as shown in Schedule 3.3, neither the execution and delivery of this Agreement or any other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate, (ii) result in any breach or default (with or without notice or lapse of time, or both) under, (iii) give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or (iv) result in the creation of security interest, claim, lien, charge or encumbrance upon any of the Transferred Assets or the Shares pursuant to:

            3.3.1 any provision of the Certificate of Incorporation or By-laws of the Company or the Business Subsidiary;

            3.3.2 any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to the Company or the Business Subsidiary or by which any of the Company's or the Business Subsidiary's assets are or will be bound or affected;

            3.3.3 any agreement, contract, note, mortgage, indenture, lease, instrument, permit, clearance, approval, concession, franchise or license to which the Company or the Business Subsidiary is or will be a party or by which the Company or the Business Subsidiary, any of the Company's or Business Subsidiary's assets, employees or consultants or the Shares may be bound or affected (specifically including, but not limited to, any of the foregoing relating to the United States Federal Government or any agency or instrumentality thereof);

            in each case except where such conflict, violation, breach, default, termination, cancellation, acceleration, creation or encumbrance would not be material to either the Company and the Business Subsidiary, taken as a whole, or the Business, whether before or after giving effect to the Transactions.

        3.4 Filings and Approvals. Subject to satisfaction of the conditions set forth in Sections 6 and 7, and except as shown in Schedule 3.4 attached hereto, neither the Company nor the Business Subsidiary is required to submit any notice, declaration, report or other filing or registration with, or request the consent, approval, order or authorization of, any Governmental Body (as hereinafter defined) in connection with the execution, delivery or performance by the Company of this Agreement, the other Transaction Agreements or the consummation of the Transactions, except where the failure to make such submission or request would not have been material to either the Company and the Business Subsidiary, taken as a whole, or the Business, whether before or after giving effect to the Transactions.

        "GOVERNMENTAL BODY" shall mean any (i) nation, region, state, county, city, town, village, district or other jurisdiction, (ii) Federal, State, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (iv) multinational organization, (v) body exercising, or entitled to exercise, any administrative, executive, judicial, arbitral, legislative, policy, regulatory or taxing authority or power of any nature, or (vi) official of any of the foregoing.

        3.5 Financial Statements. The Company has furnished Purchaser with copies of the audited consolidated operating results and balance sheets of the selected operations of IITRI for the fiscal years ending September 30, 2002, September 30, 2001 andSeptember 30, 2000, derived from the audited financial statements of IITRI (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP") consistently applied (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Business as at the dates thereof and the results of operations and changes in financial position for the periods then ended. The reserves and management accruals, including, without limitation, with respect to excess billings and contract losses related to audits being performed by the DCAA (as defined below), reflected in the Financial Statements are adequate in all material respects.

        3.6 S-1. Each of the Form S-1 filed by the Company on October 4, 2002 registering the Shares (the "S-1") and any supplement or post-effective amendment filed with respect thereto (each, a "SUPPLEMENT") with the Securities and Exchange Commission (the "SEC") complies in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and the rules and regulations of the SEC thereunder applicable to the S-1. Each of the S-1 and each Supplement at the time it was filed did not, as of the date hereof does not, and as of the effective date of such filing did not, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of IITRI that are included in the S-1 comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of IITRI as at the dates thereof and the results of its operations and cash flows for the periods then ended. The forecasted financial information included in the S-1 is reasonable, represents the Company's management's best estimate of its financial results through the Company's fiscal year ending in 2007, was prepared using the same accounting policies used in preparing the Financial Statements and is based on reasonable assumptions.

        3.7 Compliance with Law. The Company, the Business Subsidiary and IITRI (with respect to the Business) are in compliance in all material respects, and the Business has been conducted so as to comply in all material respects, with all laws, rules and regulations, judgments, decrees or orders of any Governmental Body applicable to the Business or with respect to which compliance is a condition of engaging in the Business, including, without limitation the
(i) Federal Acquisition Regulations, (ii) Truth in Negotiations Act, (iii) Cost Accounting Standards and (iv) any other laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products or technical data. There are no material judgments or orders, injunctions, decrees, stipulations or awards by any Governmental Body adversely affecting the Company, the Business Subsidiary or IITRI (with respect to the Business), any of the assets of the Company or the Business and none have been issued or entered into with respect to the Business since October 1, 1997.

        3.8 No Defaults. Neither the Company nor the Business Subsidiary is in violation of any provision of its Certificate of Incorporation or by-laws (or other organizational or charter document). Except as set forth in Schedule 3.8, none of the Company, the Business Subsidiary or IITRI has received written notice or otherwise has knowledge that it is or would be with the passage of time, in default or violation of any term, condition or provision of (a) any material judgment, decree, order, injunction or stipulation applicable to the Company, the Business Subsidiary or IITRI (with respect to the Business) or (b) any material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which the Company, the Business Subsidiary or IITRI (with respect to the Business) is a party or by which the Company, the Business Subsidiary or IITRI (with respect to the Business) or their respective assets or the Business may be bound.

        3.9 Litigation. Except as shown in Schedule 3.9, there is no action, suit, proceeding, arbitration, claim or investigation pending or, to the knowledge of the Company, threatened, against the Company, the Business Subsidiary or IITRI or involving the Business, and no such action, suit, proceeding, arbitration, claim or investigation could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Schedule 3.9 sets forth with respect to each pending action, suit, proceeding, arbitration, claim or investigation to which the Company or the Business Subsidiary is a party or involving the Business to the extent that the aggregate damages claimed for all such complaints exceed $50,000, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed. Except as otherwise indicated on Schedule 3.9, each pending action, suit, proceeding, arbitration, claim or investigation set forth on Schedule 3.9 is fully covered by a fully paid occurrence based insurance policy. Neither the Business Subsidiary nor the Company is subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental



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Body which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        As used in this Agreement "KNOWLEDGE OF THE COMPANY" shall mean the knowledge of Bahman Atefi, Stacy Mendler, Steve Trichka, C. Randall Crawford, Barry S. Watson, Jack Hughes and Gary Amstutz, in their capacities as officers with respect to the Business and after due inquiry of the appropriate personnel involved in the Business who have internal responsibility for the subject matter.

        3.10 No Material Adverse Effect. Since September 30, 2001, the Business has been conducted in the ordinary course and, except for the Transactions and as set forth in Schedule 3.10, there has not occurred:

            3.10.1 any Material Adverse Effect with respect to the Company and the Business Subsidiary, taken as a whole, or the Business;

            3.10.2 any amendments or changes in the Certificate of Incorporation or By-laws of the Company or the Business Subsidiary;

            3.10.3 any material damage, destruction or loss, whether covered by insurance or not, involving the Company, the Business Subsidiary or the Business;

            3.10.4 any increase in or modification of the compensation or benefits payable or to become payable to any of the employees of the Company, the Business Subsidiary or IITRI involved in the Business, except in the ordinary course of business consistent with past practice;

            3.10.5 any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of the employees of the Company, the Business Subsidiary or IITRI involved in the Business, except in the ordinary course of the Business consistent with past practice;

            3.10.6 any acquisition or sale of a material amount of property or assets of the Company, the Business Subsidiary or IITRI relating to the Business (other than the sale of assets pursuant to the Asset Purchase Agreement);

            3.10.7 any incurrence, assumption or guarantee by the Company, the Business Subsidiary or IITRI relating to the Business of any debt for borrowed money, except for the First Union Line of Credit or the Replacement Line of Credit or as contemplated by the Transaction Agreements;

            3.10.8 any creation or assumption by the Company, the Business Subsidiary or IITRI (with respect to the Business) of any mortgage, pledge, security interest or lien on any asset (other than liens arising under the First Union Line of Credit or the Replacement Line of Credit, liens arising under existing lease financing arrangements, liens arising in the ordinary course of business consistent with past



                                       31
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practice which in the aggregate are not material and liens for taxes not yet due and payable);

            3.10.9 any payment, discharge or satisfaction of any claim, liabilities or obligations for borrowed money by the Company, the Business Subsidiary or IITRI (with respect to the Business), other than in the ordinary course of business consistent with past practice and other than liabilities reflected or reserved against in the Financial Statements (or the notes thereto) or as otherwise contemplated by the Transaction Agreements;

            3.10.10 any making of any loan, advance or capital contribution to or investment in any person other than travel loans or advances made in the ordinary course of business of the Company, the Business Subsidiary or IITRI (with respect to the Business);

            3.10.11 any entry into, amendment of, relinquishment, termination or non-renewal by the Company, the Business Subsidiary or IITRI of any contract, lease transaction, commitment or other right or obligation related to the Business requiring aggregate payments by or to the Company, the Business Subsidiary or IITRI in excess of $250,000 other than (i) in the ordinary course of the business or (ii) in connection with or preparation of the Asset Purchase Agreement, this Agreement and the transactions contemplated therein or herein;

            3.10.12 any transfer or grant of a right under the Company Intellectual Property Rights (as defined in Section 3.17), other than those transferred or granted in the ordinary course of business consistent with past practice;

            3.10.13 any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, the Business Subsidiary or IITRI involved in the Business;

            3.10.14 any declaration or distribution of cash or assets of the Company, the Business Subsidiary or IITRI to the Illinois Institute of Technology ("IIT") or any affiliate of IIT, or any agreement or business arrangement requiring any payment to IIT or any affiliate of IIT;

            3.10.15 any agreement or amendment of any agreement related to the Business to which the Company, the Business Subsidiary or IITRI is a party pursuant to which any other party is granted exclusive rights with respect to the Business or the assets transferred pursuant to the Asset Purchase Agreement;

            3.10.16 except as described in the notes to the Financial Statements, any change in the accounting methods or practices followed by the Business, the Company, the Business Subsidiary or IITRI, including any change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in GAAP or by Securities Exchange Commission requirements, make or change any material Tax election, adopt or change any Tax accounting method, file any amendment to a material Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (for purposes of this covenant a "material" Tax Return, closing agreement, Tax claim or assessment shall mean a Tax Liability with respect to each such item in excess of $50,000);

            3.10.17 any capital expenditure commitments with respect to the Business in the aggregate in excess of $100,000 on an annual basis; or

            3.10.18 any agreement or arrangement made by the Company, the Business Subsidiary or IITRI to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this
Section 3.10 untrue or incorrect as of the date when made.

        3.11 Absence of Undisclosed Liabilities. Except as shown in Schedule 3.11, neither the Company, the Business Subsidiary nor the Business has, or will have after giving effect to the Transactions, any liabilities or obligations (whether absolute, accrued or contingent, and whether or not determined or determinable), of a character which, under GAAP, should be accrued, shown or disclosed on a balance sheet of the Business (including the footnotes thereto) except liabilities (i) adequately provided for in the Financial Statements, (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the Financial Statements or (iii) incurred since September 30, 2001 which are not material, or (iv) arising under the Transaction Agreements.

        3.12 Certain Agreements. Except as set forth on Schedule 3.12, neither the execution and delivery of this Agreement or any of the other Transaction Agreements nor the consummation of the Transactions will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company, the Business Subsidiary or IITRI involved in the Business, under any Plan (as defined in Section 3.13) or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        3.13 ERISA. For purposes of this Agreement, "PLANS" is defined to include any (i) incentive compensation, retention, retirement, pension, group insurance, death benefit, cafeteria, medical expense reimbursement, dependent care, savings, deferred compensation, consulting, employment, severance pay or termination pay, vacation pay, welfare or other employee benefit or fringe benefit plan, program, policy or arrangement; or (ii) plan, program or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA. "COMPANY PLANS" means all Plans sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates that cover any active, former or retired employee of the Company or Plans of IITRI that the Company will be assuming or that portion of any Plan of IITRI for which the Company will be assuming liability pursuant to the Asset Purchase Agreement. "ERISA AFFILIATE" shall mean for purposes of this Agreement any trade or business (whether or not incorporated) which is or ever has been treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code. Schedule 3.13 contains an accurate and complete list of each Company Plan. To the extent applicable, each Company Plan complies in all material respects with the terms of such Company Plan, the requirements of ERISA and the Internal Revenue Code of 1986, as amended, (the "CODE") and all applicable regulations thereunder, and any Company Plan and any trust related to each such Company Plan intended to be qualified under Section 401(a) or Section 409 of the Code has either obtained a favorable determination letter as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination and, in any event, has been maintained in compliance with the terms of each such Company Plan. To the extent any Company Plan with an existing determination letter from the Internal Revenue Service must be amended to comply with the applicable requirements of any legislation not covered by the Tax Reform Act of 1986, the time period for effecting such amendments will not expire prior to the Closing Date. The Company has furnished or will furnish within twenty-one (21) days of the date hereof, Purchaser with copies of such Company Plans and the most recent Internal Revenue Service letters and Forms 5500 with respect to any such Company Plan. The Company has furnished or will furnish within 21 (twenty-one) days of the date hereof, the Purchaser with copies of all insurance and annuity policies and contracts and other funding arrangements and documents relevant to any Company Plan. None of the Company Plans is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA. The Company has not been required to contribute to, or withdraw from, and does not have any direct or indirect liability whether contingent or otherwise with respect to any multiemployer plan. No Company Plan is and no Plans previously sponsored or maintained by the Company or IITRI are covered by Title IV of ERISA or Section 412 of the Code. Except as set forth in Schedule 3.13, neither the Company nor any officer or director of the Company has incurred any liability or penalty under Sections 4975 through 4980 of the Code or Title I of ERISA, and each Company Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Company Plans. With respect to any of the Company Plans subject to Section 4975 of the Code or
Section 406 of ERISA, no "prohibited transaction," as defined in Section 4975(c)(1) of the Code and Section 406(a) and (b) of ERISA has occurred (at any time since the effective date of each such Company Plan) or will occur as a result of the transactions contemplated by this Agreement, which is not exempt or which will impose any tax or penalty on the Company or any ERISA Affiliate. Other than with respect to the ESOP, neither the consummation of the transactions contemplated by the Transaction Agreements nor the execution of the Transaction Agreements will accelerate or materially increase any liability under any Company Plan. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Plan activities) has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Plan. All material contributions, reserves or premium payments required by law or by contract to be made or accrued as of the date hereof to the Plans have been made or accrued and there is no material action, suit or claim pending with respect to any Company Plan as of the date hereof, other than routine claims for benefits. Except as set forth in Schedule 3.13, no Company Plan other than the ESOP provides benefits to any employees, officers, directors or consultants after termination of employment other than as required by Section 601 of ERISA or Section 4980(B) of the Code or applicable law.

        3.14 Major Contracts. Except for the Transaction Agreements and as shown in Schedule 3.14, neither the Company, the Business Subsidiary nor IITRI (with respect to the Business) is, or will be after giving effect to the Transaction, a party to or subject to:

            3.14.1 any union contract or any employment contract or arrangement providing for future annual compensation greater than $50,000 per year, written or oral, with any officer, consultant, director or employee which is not terminable by it on 30 days' notice or less without penalty or obligation to make payments related to such termination, other than (i) (in the case of employees other than executive officers) such agreements as are not materially different from standard arrangements offered to employees generally in the ordinary course of business consistent with past practices, copies of which have been provided to Purchaser and (ii) such agreements as may be imposed or implied by law;

            3.14.2 any plans, contracts or arrangements which collectively require aggregate payments by the Company, the Business Subsidiary or IITRI (with respect to the Business) in excess of $20,000 per annum per individual, written or oral, providing for bonuses, deferred compensation, severance pay or benefits, or the like;

            3.14.3 any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

            3.14.4 any agreement under which exclusive rights related to the Business are granted or received;

            3.14.5 any lease for real or personal property involving aggregate payments by the Company, the Business Subsidiary or IITRI (with respect to the Business) on an annual basis in excess of $100,000;

            3.14.6 except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness of the Company, the Business Subsidiary or IITRI (with respect to the Business) in the aggregate in excess of $100,000 for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise;

            3.14.7 any material license agreement, either as licensor or licensee (excluding nonexclusive software licenses granted to sponsors or end-users in the ordinary course of business) expected by management to involve aggregate payments in excess of $15,000 on an annual basis;

            3.14.8 any contract containing covenants purporting to limit the freedom of the Company, the Business Subsidiary or IITRI (with respect to the Business) to compete in any line of its business in any geographic area; or

            3.14.9 any other agreement, contract or commitment which contains an obligation for payment by or to the Company, the Business Subsidiary or IITRI (with respect to the Business) of at least $50,000 on an annual basis or which involves IIT or any of its Affiliates.

        Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment listed in
Schedule 3.14, is valid and binding on the Company, the Business Subsidiary or IITRI, as applicable, and is in full force and effect, and neither the Company, the Business Subsidiary, IITRI nor, to the knowledge of the Company, any other party thereto has breached any material provision of, or is in material default under the terms of, any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment. The Company has the right to receive the benefits of and to perform under, each agreement, contract or commitment which would have been assigned to the Company pursuant to the Asset Purchase Agreement but for the inability of IITRI to obtain consent for the transfer of such agreement, contract or commitment to the Company.

        3.15 Taxes.

            3.15.1 Except as shown on Schedule 3.15, all Tax Returns (as defined below), statements, reports and forms (including estimated Tax Returns and reports and information returns and reports) required to be filed with any Taxing Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing Date, by or on behalf of the Company or the Business Subsidiary (collectively, the "COMPANY RETURNS"), have been or will be filed when due in accordance with all applicable laws (including any extensions of such due date), and all amounts shown due thereon have been paid or have been fully accrued on the Financial Statements in accordance with GAAP. Except to the extent provided for or disclosed in the Financial Statements (including notes thereto), the Company Returns correctly reflect in all material respects (and, as to any Company Returns not filed as of the date hereof but filed prior to the Closing Date, will correctly reflect in all material respects) the Tax liability and status of the Company and the Business Subsidiary. Each of the Company and the Business Subsidiary has withheld and paid to the applicable financial institution or Governmental Body all amounts required to be withheld. Neither the Company nor the Business Subsidiary (or any member of any affiliated or combined group of which the Company or the Business Subsidiary has been a member) has granted any extension or waiver of the limitation period applicable to any Company Returns. There is no claim, audit, action, suit, proceeding, or investigation now pending or (to the knowledge of Company) threatened against or with respect to the Company or the

Business Subsidiary in respect of any Tax or assessment. No written notice of deficiency or similar document of any Governmental Body has been received by the Company or the Business Subsidiary, and there are no liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Governmental Body that could, if determined adversely to the Company or the Business Subsidiary, materially affect the liability of the Company or the Business Subsidiary for Taxes in other Taxable periods. Neither the Company, the Business Subsidiary, nor any other person on behalf of the Company or the Business Subsidiary, has entered into any agreement or consent pursuant to Section 341(f) of the Code. There are no liens for Taxes upon the assets of the Company or the Business Subsidiary except liens for current Taxes not yet due. Neither the Company nor the Business Subsidiary has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing Date. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or the Business Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to
Section 162 (as unreasonable compensation) or pursuant to Section 280G of the Code. Each of the Company and the Business Subsidiary has provided or made available to Purchaser or its designated representative true and correct copies of all material Tax Returns, and, as reasonably requested by Purchaser prior to or following the date hereof, information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents. Neither the Company nor the Business Subsidiary has been since its formation a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. Neither the Company nor the Business Subsidiary is a party to (or obligated under) any Tax allocation, Tax distribution, Tax sharing, Tax indemnity or similar agreement or arrangement with respect to any Tax (including without limitation any such agreement or arrangement imposed by operation of law), and neither the Company nor the Business Subsidiary is assuming any liability or obligation in respect of Taxes in connection with the Transactions.

            3.15.2 For purposes of this Agreement,

            "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any Governmental Body, including, but not limited to, income, excise, property, sales, use, transfer, franchise, employment, unemployment, railroad retirement, environmental, payroll, withholding social security, gross receipts, stamp, real estate, use, business, license, occupation and other taxes, and including any interest, penalties or additions attributable thereto; and


            "TAX RETURN" shall mean any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.

        3.16 Interests of Officers and Directors. Except as set forth on
Schedule 3.16, no officer or director of the Company, the Business Subsidiary, IITRI or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, or will have after giving effect to the Transactions, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to the Business more than $60,000 per year in goods, property, technology or intellectual or other property rights or services; (ii) any contract or agreement in an amount greater than $60,000 per year to which the Company, the Business Subsidiary or IITRI (with respect to the Business) is a party or by which the Company, the Business Subsidiary or IITRI (with respect to the Business) or the assets of the Business may be bound or affected; or
(iii) any property, real or personal, tangible or intangible, used by or pertaining to the Company, the Business Subsidiary or the Business, including any interest in the Company Intellectual Property Rights, except for rights under any Plan.

        3.17 Company's Intellectual Property Rights. Except as shown in Schedule 3.17:

            3.17.1 after giving effect to the Transactions, the Company or the Business Subsidiary will own or will otherwise be entitled to exercise, free and clear of any liens, encumbrances or security interests, all right, title and interest in and to all patents, trademarks, trade names, service marks, copyrights, master work rights, trade secret rights and other intellectual property rights, and any applications or registrations therefor, and all master works, net lists, schematics, technology, source code, know-how, computer software programs and all other tangible and intangible information or material, that are used or currently proposed to be used in the Business as currently conducted (collectively, the "COMPANY INTELLECTUAL PROPERTY RIGHTS");

            3.17.2 neither the Company, the Business Subsidiary nor IITRI (with respect to the Business) has any material infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of another, and no claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of Company, have been threatened in writing by any person, and the Company knows of no claims (i) to the effect that the manufacture, sale or use of any product or service as now used or offered or proposed for use or sale by the Company, the Business Subsidiary or IITRI relating to the Business infringes any third parties' copyright, patent, trade secret, or other intellectual property right, (ii) against the use by the Company, the Business Subsidiary or IITRI of any Company Intellectual Property Rights, or (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights;

            3.17.3 to the knowledge of the Company, there has not been and there is not now any material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company, the Business Subsidiary or IITRI; and

            3.17.4 no Company Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Company or the Business Subsidiary. Neither the Company, the Business Subsidiary nor IITRI has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Company Intellectual Property Right. Subject to the march-in rights of any Governmental Body, as applicable, the Company and the Business Subsidiary have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Company Intellectual Property Rights.

        3.18 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company, the Business Subsidiary or IITRI relating to the Business which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Business by the Company, the Business Subsidiary or IITRI as currently conducted or as currently proposed to be conducted by the Company and the Business Subsidiary.

        3.19 Title to Assets; Liens; Condition of Equipment.

            3.19.1 After giving effect to the Transactions, each of the Company and the Business Subsidiary will have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its assets, including the assets acquired under the Asset Purchase Agreement, free and clear of any liens, except as reflected in the Financial Statements, as set forth on Schedule 3.19 and for Permitted Liens. For purposes of this Agreement, "PERMITTED LIENS" means (i) liens for taxes, assessments or other governmental charges or levies the payment of which is not due; (ii) landlord's liens in favor of the landlord of the leased real property and liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by law incurred in the ordinary course of business for amounts not yet due or being contested in good faith by appropriate proceedings; (iii) liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security; and (iv) such imperfections of title and encumbrances which are not substantial in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

            3.19.2 The foregoing assets that are to be acquired by the Company under the Asset Purchase Agreement are taken as a whole, (i) adequate for the conduct of the Business as currently conducted, (ii) suitable for the uses to which they are currently employed, (iii) in good operating condition, normal wear and tear excepted, (iv) regularly and properly maintained, (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, and (vi) free from any inherent defects.

        3.20 Governmental Authorizations and Licenses. Schedule 3.20 contains a list of all authorizations and licenses by a Governmental Body held by the Company and the Business Subsidiary. The Company and the Business Subsidiary are the holders of all licenses, authorizations, permits, concessions, certificates and other franchises of any Governmental Body required to operate the Business, except where the failure to hold such licenses, authorizations, permits, concessions, certificates or franchises would not be material to the Business (collectively, the "LICENSES"). The Licenses are, and subject to obtaining consents pursuant to the Asset Purchase Agreement, will be after giving effect to the Transactions, in full force and effect. There is not now pending, and to the knowledge of the Company, there is not threatened in writing, any action, suit, investigation or proceeding against the Company, the Business Subsidiary or IITRI (with respect to the Business) before any Governmental Body with respect to the Licenses, nor is there any issued or outstanding written notice, order or complaint with respect to the violation by the Company, the Business Subsidiary or IITRI (with respect to the Business) of the terms of any License or any rule or regulation applicable thereto.

        3.21 Environmental Matters. Except as listed in Schedule 3.21:

            3.21.1 There is no substance that is regulated by any Governmental Body or that has been designated by any Governmental Body to be radioactive, toxic, hazardous, biohazardous or otherwise a danger to health or the environment (a "HAZARDOUS MATERIAL") in, on or under any property used by the Business or that the Company, the Business Subsidiary or IITRI in connection with the Business has at any time owned, operated, occupied or leased.

            3.21.2 Neither the Company, the Business Subsidiary nor IITRI in connection with the Business has transported, stored, used, manufactured, released or exposed its employees or any other person to any Hazardous Material in violation of any applicable statute, rule, regulation, order or law.

            3.21.3 IITRI in connection with the Business has, and upon the consummation of the Transactions, the Company and the Business Subsidiary will have, obtained all permits, licenses and other authorizations ("ENVIRONMENTAL PERMITS") required to be obtained by any of them under the laws of any Governmental Body relating to pollution or protection of the environment (collectively, "ENVIRONMENTAL LAWS"), except where the failure to comply or obtain such Environmental Permits would not be material to the Business. All Environmental Permits are in full force and effect. Each of the Company, the Business Subsidiary (and in the case of the Company and the Business Subsidiary, including, without limitation, with respect to periods from and after the consummation of the Transactions) and IITRI (with respect to the Business) (i) is in compliance with in all material respects all terms and conditions of the Environmental Permits and (ii) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to comply would not be material to the

Business. Neither the Company, the Business Subsidiary nor IITRI (with respect to the Business) has received any written notice or is aware of any past or present condition or practice which forms or could form the basis of any claim, action, suit, proceeding, hearing or investigation against the Company, the Business Subsidiary, IITRI or the Business arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material.

        3.22 Insurance. Schedule 3.22 sets forth a list of all material insurance policies and fidelity bonds the Company and the Business Subsidiary maintain covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Business Subsidiary (collectively, the "INSURANCE POLICIES"). The Insurance Policies cover such risks and are in such amounts and with such deductibles and exclusions, as are reasonable for the Business and the assets and properties of the Company and the Business Subsidiary. There is no material claim by the Company or the Business Subsidiary pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies or bonds. All premiums due under all such material Insurance Policies have been paid and the Company and the Business Subsidiary are otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Except as set forth in Schedule 3.22, neither the Company nor the Business Subsidiary has received any written notice of threatened termination of, or material premium increase with respect to, any of its material Insurance Policies.

        3.23 Labor Matters. The Company, the Business Subsidiary and IITRI (with respect to the Business) are, and have been for the past three years, in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. In the past three years, neither the Company, the Business Subsidiary nor IITRI (with respect to the Business) has received any written notice from any Governmental Body, and there has not been asserted before any Governmental Body, any claim, action or proceeding to which the Company, the Business Subsidiary or IITRI is a party or involving the Company, the Business Subsidiary or the Business, and there is neither pending nor, to the Company's knowledge, threatened any investigation or hearing concerning the Company, the Business Subsidiary or IITRI (with respect to the Business), in each case arising out of or based upon any such laws, regulations or practices. No employee of the Company, the Business Subsidiary or IITRI involved in the Business is represented by a union or other organization representing or, to the knowledge of the Company, purporting to represent any employees of the Company, the Business Subsidiary or IITRI involved in the Business, nor is the Company, the Business Subsidiary or IITRI (with respect to the Business) a party to or bound by any collective bargaining agreement. Neither the Company or the Business Subsidiary has at any time during the last three years had, nor, to the knowledge of the Company, is there now threatened, any strike, work stoppage, other material labor dispute, picketing, concerted refusal to work overtime or other similar labor activity, nor are there labor disputes involving the Company, the Business Subsidiary or IITRI (with respect to the Business) that are currently the subject of any grievance procedure, arbitration or litigation, except as set forth in Schedule 3.9 or Schedule 3.23.

        3.24 Questionable Payments. No officer or director of the Company, the Business Subsidiary or IITRI (with respect to the Business) has or has authorized, and to the knowledge of the Company, no other employee of the Company, the Business Subsidiary or IITRI involved in the Business, has: (i) made any payments or provided services or other favors in the United States or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Body with respect to any aspect of the Business; or (ii) made any political contributions which would not be lawful under the laws of the United States and the foreign country in which such payments were made. Neither the Company, the Business Subsidiary or IITRI (with respect to the Business) nor to the knowledge of the Company, any director, officer or other employee of the Company, the Business Subsidiary or IITRI involved in the Business, nor to the knowledge of the Company, any sponsor or supplier of the Company, the Business Subsidiary or IITRI (with respect to the Business) has been the subject of any inquiry or investigation by any Governmental Body in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the Business with respect to any political contribution.

        3.25 Brokers. Other than VM Equity Partners, Inc., no broker, finder or investment banker engaged by the Company or the Business Subsidiary is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. In accordance with the terms of the Asset Purchase Agreement, the Company has certain expense reimbursement obligations with respect to fees that IITRI owes to Houlihan Lokey Howard & Zukin Capital and Willamette Management Associates.

        3.26 Relationships. Neither the Company, the Business Subsidiary nor IITRI has been notified or otherwise has knowledge that any of the ten largest sponsors or ten largest suppliers of the Business set forth on Schedule 3.26 intend to cancel, discontinue, review outside of normal practice, materially change or curtail their relationships with the Company, the Business Subsidiary or the Business. A list of all of the contracts, agreements and commitments related to the Business with any Governmental Body with respect to which there is backlog, whether funded or unfunded, and the amount of such backlog, as of September 30, 2002, has previously been delivered by the Company to the Purchaser. The Company has not been notified that any such backlog listed in
Schedule 3.26 has been or will be canceled, materially modified or, if currently unfunded, will not be funded.

        3.27 Put Options. Except as set forth in Schedule 3.27, the Company's ability to honor put options (the "PUT OPTIONS") which obligate the Company to repurchase Shares distributed from time to time to Plan participants and beneficiaries under the ESOP, as may be required by the ESOP, the Trust Agreement and by applicable laws, regulations or rulings, is not restricted by the provisions of any law, rule or regulation in effect as of the date hereof (other than applicable provisions of the Delaware General Corporation law, and applicable fraudulent conveyance, fraudulent transfer, bankruptcy and similar laws) or by terms of any loan, financing or other agreement or instrument to which the Company is a party or by which the Company is bound, including, without limitation, the Company's Certificate of Incorporation.

        3.28 ESOP and Trustee. The Company has taken all necessary actions required of it (i) to establish, in conformity with all applicable laws, the Plan, the Purchaser and the Initial Trust, (ii) to consummate the transactions contemplated by the Transaction Agreements and (iii) to appoint the Trustee as trustee of the Purchaser. The Shares meet the requirements of Sections 4975(e)(8) and 409(l) of the Code.

        3.29 Audits. Except as set forth on Schedule 3.29, none of the three most recent audits of the Business completed the by the Defense Contract Audit Agency (the "DCAA") (i) has resulted in the Company, the Business Subsidiary or IITRI (with respect to the Business) having to adjust, repay or reimburse any Governmental Body for any payments received by the Company, the Business Subsidiary or IITRI or any of their respective subcontractors or (ii) has reported that either the Company, the Business Subsidiary or IITRI (with respect to the Business) is not in compliance with the DCAA's internal control systems and policies or applicable laws, regulations or standards. All DCAA audits conducted with respect to the Business for period ending on or prior to September 30, 2000 have been completed and closed.

        3.30 Security Clearances. The Company, the Business Subsidiary and IITRI (with respect to the Business) and their employees involved in the Business have all of the security clearances required to be maintained by them under all of the contracts with any Governmental Bodies to which the Company, the Business Subsidiary or IITRI (with respect to the Business) is a party or to which the assets relating to the Business are bound. Neither the Company, the Business Subsidiary nor IITRI (with respect to the Business) has received within the past three years any written notice of any failure by it or its employees to maintain such security clearances, nor has the Company, the Business Subsidiary IITRI or, to the knowledge of the Company, any of their respective employees involved in the Business taken any action that would result in the loss of such security clearances.

        3.31 Pre-Contract Costs. As of the date hereof, the total costs incurred by the Company, the Business Subsidiary and IITRI on behalf of the Business prior to the execution of any contract or contract renewal (the "PRE-CONTRACT COSTS") do not exceed $3,516,900. Neither the Company, the Business Subsidiary nor IITRI has received written notice that it will not be reimbursed for any material portion of such Pre-Contract Costs.

        3.32 Anti-Takeover Statutes. The Board of Directors of the Company has taken all appropriate and necessary actions to ensure that the Company has not elected by any amendment to its certificate of incorporation to be governed by
Section 203 of the Delaware General Corporation Law ("DGCL") and, accordingly, the

Purchaser's acquisition of the Shares pursuant to this Agreement does not constitute a "business combination" thereunder.

        3.33 Disclosure. No representation or warranty made by the Company in this Agreement, nor any document, written information, statement, financial statement, certificate, Schedule or Exhibit prepared and furnished or to be prepared and furnished by the Company or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. There are no events, facts or conditions that, individually or in the aggregate, have resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company that have not been set forth in this Agreement or in the Schedules hereunder (and appropriately identified as such).

        3.34 Disclaimer. The representations and warranties set forth in this
Article III are the only representations and warranties made by the Company to the Purchaser with respect to the Company, the Business Subsidiary, IITRI and the Business. The Trustee and the Purchaser have the right to rely on such representations and warranties notwithstanding any facts or circumstances related to the Company, IITRI or the Business that the Trustee or the Purchaser has knowledge of whether obtained from their due diligence review of the Company, IITRI and the Business or otherwise.

        Section 4. Representations and Warranties of the Purchaser. The Trustee, on behalf of the Purchaser, represents and warrants to the Company as follows:

        4.1 Necessary Authority. Subject to the accuracy of the representations made by the Company in Section 3.28, the Trustee, on behalf of the Purchaser, has full power and authority under the Plan and the Trust Agreement to enter into, deliver and perform this Agreement and the other Transaction Agreements and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary action on the part of the Purchaser. This Agreement and the other Transaction Agreements to which the Purchaser is a party, when executed by the Trustee on behalf of Purchaser, each constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the same may be limited by (i) ERISA, bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally now or hereafter in effect, and subject to the availability of equitable remedies and (ii) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding at law or in equity.

        4.2 No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Purchaser is a party by the Trustee on behalf of the Purchaser and the consummation of the transactions contemplated by this Agreement do not and will not (i) require the consent or approval of, or filing with, any Person, except for the filings with the Internal Revenue Service or the Department of Labor which may from time to time be required by ERISA or the Code and the regulations thereunder, (ii) constitute or result in the breach of any provision of, or constitute a default under, the ESOP or any agreement, indenture or other instrument known to the Trustee to which the Purchaser is a party or by which it or its assets may be bound, or (iii) violate any law, regulation, judgment or order binding upon the Purchaser or give rise to any liability to the Purchaser under Title I of ERISA or Section 4975 of the Code.

        4.3 Investment Intent.

            4.3.1 The Shares to be acquired by the Purchaser pursuant to this Agreement are being or will be acquired for the account of the ESOP, for investment and not with a view to the distribution thereof within the meaning of the Securities Act, and the Purchaser has no intention of distributing or reselling such securities or any part thereof, without prejudice, however, to the rights of Purchaser at all times to sell or otherwise dispose of all or any part of the Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of the Purchaser property being at all times within its control. If the Purchaser should in the future decide to dispose of any of the Shares, the Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect.

            4.3.2 The Purchaser understands that the Shares have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act and that the transactions contemplated by this Agreement have not been reviewed by, passed on or submitted to any Federal or state agency where an exemption is being relied upon, and that the Company's reliance thereon is based in part upon the representations made by the Purchaser in this Agreement.

            4.3.3 The Purchaser understands that until such time as the Shares are registered pursuant to the provisions of the Securities Act, any certificate or certificates representing the Shares delivered pursuant to Section 1.1, or thereafter upon transfer, exchange or substitution, will bear a legend in substantially the following form, in addition to any legend required by the Certificate of Incorporation of the Company:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT

        UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

        Section 5. Covenants of the Company.

        5.1 Honoring Put Options. To the extent required by the ESOP, the Trust Agreement and applicable law, the Company shall honor the Put Options and shall fully perform its obligations with respect to the Put Options in accordance with their terms, unless such performance would contravene any applicable law. The Company shall not at any time permit its ability to honor the Put Options to be restricted in any way by the provisions of any loan, financing instrument or other agreement to which the Company is a party or by which the Company is or may be bound. The Company shall use reasonable efforts to maintain sufficient capital and/or surplus and shall comply with all other requirements of state and federal law in order to be legally permitted to honor the Put Options. If the provisions of any applicable state or federal law shall prevent the Company from honoring the Put Options, the Company shall, as soon as practicable, use reasonable efforts to take all such actions as shall be required to enable the Company to honor the Put Options, including, but not limited to, adjustments to its capital and/or surplus.

        5.2 ESOP Submission. The Company will submit the ESOP and the Trust Agreement to the IRS within the "remedial amendment period" (within the meaning of Section 401(b) of the Code) for a determination (a "DETERMINATION") that the Plan and the Purchaser are qualified and tax-exempt under Sections 401(a) and 501(a) of the Code, respectively, and that the ESOP is an "employee stock ownership plan," within the meaning of 4975(e)(7) of the Code, and the Company will timely make any amendments required by the IRS as a condition to the issuance of such Determination. The Company shall promptly after availability, upon request of the Trustee, provide to the Trustee copies of the application to the IRS for such Determination and any amendments thereto, and shall provide to the Trustee, promptly after availability and without request of the Trustee, a copy of the Determination letter.

        5.3 Plan Qualification. The Company shall use its best efforts to cause the Plan and the Purchaser at all times to be operated and administered so as to be in compliance with the qualification and tax exemption requirements under Sections 401(a) and 501(a) of the Code, respectively, and to cause the Plan to qualify as an "employee stock ownership plan," within the meaning of 4975(e)(7) of the Code, and to be operated and administered in substantial compliance with all applicable requirements of ERISA and the Code. The Company shall amend the ESOP and the Trust Agreement in a timely manner as required in order to ensure that such qualification is maintained from and after the effective date of the ESOP and, following any such amendment of a material nature, to submit the ESOP and the Trust Agreement to the IRS for a Determination. The Company shall promptly provide the Trustee with copies of any amendments to the ESOP or the Purchaser and, upon request of the Trustee, with copies of any application for a Determination.

        5.4 S Corporation. The Company has executed the applicable election forms or other filings required to be made for purposes of the Company's election to be taxed as an "S corporation" as such term is defined in Section 1361 of the Code. The Company shall not, without prior authorization from the Purchaser, take or omit to take any action, and shall use its best efforts to cause any Person not to take or omit to take any action, that would reasonably be expected to cause the Company not to be qualified as an "S corporation" as defined in Section 1361 of the Code.

        5.5 Affiliate Transactions. The Company will not, nor will it permit the Business Subsidiary to, without the written consent of the Purchaser, enter into any transaction with an officer or director of the Company (an "AFFILIATE TRANSACTION") or increase any amount payable pursuant to any Affiliate Transaction, except as required by the written terms of such transaction as in effect as of the date hereof as disclosed in Schedule 3.16 or as duly approved by the Board of Directors of the Company or the compensation committee thereof.

        5.6 Consents. The Company shall satisfy all of its obligations under
Section 7.05 of the Asset Purchase Agreement.

        5.7 Rights Under Certain Agreements. The Company shall enforce all of its rights under the Asset Purchase Agreement, including without limitation its rights under Article XIV thereof, and the other Transaction Agreements against the Seller and IIT, unless it would not be commercially reasonable to enforce such rights.

        5.8 Shareholders' Rights. Without the prior written consent of the Purchaser, from and after the Closing Date, the Company shall not, and shall not permit any subsidiary or controlled affiliate of the Company to effect the first public offering of Voting Securities which would be listed on any securities exchange pursuant to an effective registration statement filed under the Securities Act. In addition, the Company shall take all appropriate and necessary action under Section 203 of the DGCL and under any similar "anti-takeover," "interested shareholder", "fair price", "moratorium", "control share acquisition" or other state or federal anti-takeover statute or regulation, to ensure that neither the Purchaser nor its transferees or their successors or assigns will become an "interested shareholder" or other restricted person as a result of any of the Transactions or any future transaction involving the Company or its securities or assets, and shall refrain from taking any action that would cause any such statute or regulation to be inapplicable to any other transaction, person or entity without the prior written consent of the Purchaser. The Company shall also refrain from taking any action inconsistent with, and shall use its best efforts to ensure that the Purchaser fully enjoys, Purchaser's right to elect a majority of the Company's board of Directors and to otherwise control the Company, including its rights under the Rights Agreement.

        Section 6. Closing Conditions for the Benefit of the Purchaser.

        Each and every obligation of the Purchaser under this Agreement shall be subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Trustee on behalf of the Purchaser (except that the conditions set forth in Sections 6.5, 6.6 and 6.7 shall not be waived by the Purchaser):

        6.1 Representations and Warranties True. The representations and warranties of the Company contained in this Agreement shall be true, correct and complete in all material respects (except for any such representations and warranties which are qualified by their term by a reference to materiality or material adverse effect, which representations or warranties as so qualified shall be true and correct in all respects) as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except, to the extent such representations and warranties are made as of a specific date in which case such representations and warranties shall be true at and as of such date.)

        6.2 Performance. Each obligation of the Company to be performed by them on or before the Closing pursuant to the terms hereof shall have been duly performed and complied with by the Closing.

        6.3 Opinions of Counsel to the Company. The Company shall have furnished to the Trustee the opinion of (a) Baker & McKenzie, counsel to the Company, on such corporate, tax and securities matters and in such form and scope as the Trustee may reasonably request substantially in the form attached hereto as Exhibit A, and (b) Silverstein and Mullens, counsel to the Company, on such other matters and in such form and scope as the Trustee may reasonably request, including but not necessarily limited to advice that (i) the Shares meet the requirements of Sections 4975 (e)(8) and 409(l) of the Code, (ii) the ESOP and Purchaser are qualified under Sections 401(a) and 501(a) of the Code and the applicable provisions of Section 4975 of the Code, and (iii) the Company as of the Closing, will qualify as an S corporation (as defined in Section 1361 of the Code, and substantially in the form attached hereto as Exhibit B.

        6.4 Consents. Except as provided for in Section 7.05 of the Asset Purchase Agreement, all approvals, consents, exemptions, authorizations, or other actions by, or notices to, or filing with Governmental Bodies and other Persons in respect of requirements of law necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement or the Transaction Agreements and the Transactions, including with respect to the operation of the Business, shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof, and all applicable waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

        6.5 Opinion of Valuation Consultants. The Trustee shall have been furnished with an opinion of Duff & Phelps LLC, in form and substance acceptable to the Purchaser in its sole and absolute discretion, including to the effect that (i) the consideration to be paid by the Purchaser for the Shares is not in excess of "adequate consideration," within the meaning of Section 3(18) of ERISA and (ii) the transactions contemplated in connection with the Transaction Agreements, are fair to the Purchaser from a financial point of view, and such opinion shall remain in effect and shall not have been withdrawn by such valuation consulting firm prior to the Closing.

        6.6 Trustee Approval. The Trustee, after considering the advice of its advisors and such other information as it may deem necessary or advisable, shall have reached the conclusions that (i) the purchase of the Shares hereunder are prudent, fair and in the interest of the Plan and its participants and beneficiaries and primarily for the benefit of such participants and beneficiaries, (ii) the Purchase Price constitutes no more than "adequate consideration" for the purchase of the Shares within the meaning of Section 3(18) of ERISA and (iii) the purchase of the Shares hereunder will not otherwise result in a nonexempt prohibited transaction under Section 406 of ERISA or
Section 4975 of the Code or violate the provisions of applicable law.

        6.7 Deliveries by Company. The Company shall have made the deliveries required by Section 2.2.1.

        6.8 Trustee Fees. At the Closing, or on such later date as may be specified in writing by the Trustee, the Company shall pay to the Trustee (and its advisors) the fees and expenses as set forth in the retention letter between the Company and the Trustee, dated February 7, 2002 (together with the Indemnification Agreement attached thereto, the "TRUSTEE ENGAGEMENT LETTER").

        6.9 Equity Investment in the ESOP. Employees of IITRI and the Business Subsidiary shall have elected to invest at least Twenty Four Million Dollars ($24,000,000) in the ESOP thereby purchasing at least Two Million Four Hundred Thousand (2,400,000) Shares; provided, that in no event shall such employees be permitted to invest greater than Thirty Million Dollars ($30,000,000) in the ESOP (or purchase greater than Three Million (3,000,000) Shares).

        6.10 Asset Purchase Agreement; Transaction Agreements. The transactions contemplated by the Asset Purchase Agreement and the Transaction Agreements (other than this Agreement) shall have been consummated or shall be consummated simultaneously herewith, in either case without amendment or waiver of the terms and conditions contained therein.

        6.11 Employment Agreements. The Company shall have exercised its right under Section 7.09.1 of the Asset Purchase Agreement to require that each employee of IITRI who had an employment agreement with IITRI (other than Steve Trichka, Gary Amstutz and James Revetta) voluntarily terminate such employment agreement as of the Closing Date (as defined in the Asset Purchase Agreement).

        Section 7. Closing Conditions for the Benefit of the Company.

        Each and every obligation of the Company under this Agreement shall be subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company:

        7.1 Representations and Warranties True. The representations and warranties of the Trustee on behalf of the Purchaser contained in this Agreement shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their term by a reference to materiality or material adverse effect, which representations or warranties as so qualified shall be true and correct in all respects) as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except, to the extent such representations and warranties are made as of a specific date in which case such representations and warranties shall be true at and as of such date.)

        7.2 The Purchaser's Performance. Each of the obligations of the Trustee on behalf of the Purchaser to be performed by it on or before the Closing pursuant to the terms hereof shall have been duly performed and complied with by the Closing.

        7.3 Deliveries by the Purchaser. The Purchaser shall have made the deliveries required by Section 2.2.2.

        SECTION 8. Survival of Representations and Warranties; Indemnification.

        8.1 Survival.

            8.1.1 Representations and Warranties. The representations and warranties made under this Agreement shall survive the Closing for a period of eighteen months from the date hereof, except for those in (i) Sections 3.1, 3.2, 3.3, 3.19.1, 4.1 and 4.2 which shall survive without any expiration, (ii) Sections 3.13 and 3.21 which shall survive until the date upon which the liability to which any such representation and warranty may relate is barred by all applicable statutes of limitation and (iii) Sections 3.15 and 3.28 which shall survive until the later to occur of (a) the date upon which the liability to which any such representation and warranty may relate is barred by all applicable statutes of limitation, and (b) the date upon which any claim for refund or credit related to any such representation and warranty is barred by all applicable statutes of limitation, and no claim or demand for indemnification pursuant to Section 8.2 or otherwise shall be made after such date, except for those claims or demands for indemnification pursuant to Section 8.2, of which the Purchaser has notified the Company in writing prior to such date in accordance with the terms of this Agreement.

            8.1.2 Covenants. The covenants and agreements set forth in Sections 5.4, 5.5, 5.7 and 5.8 (other than the last sentence of Section 5.8) shall survive the Closing for so long as the Purchaser beneficially owns (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended and in effect from time to time (the "1934 ACT")), including, without limitation, through participation in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) or a voting trust, by subjecting the shares of Common Stock held by it to a voting or similar agreement, or by having the right to cause or direct the vote of any shares of Common Stock or other securities of the Company held by any other Person, at least 20% of the then outstanding Voting

Securities (as defined below) of the Company. The covenants and agreements set forth in the last sentence of Section 5.8 shall survive the Closing for so long as the Purchaser beneficially owns (as such term is defined in Rule 13d-3 under the 1934 Act), including, without limitation, through participation in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) or a voting trust, by subjecting the shares of Common Stock held by it to a voting or similar agreement, or by having the right to cause or direct the vote of any shares of Common Stock or other securities of the Company held by any other Person, at least a majority of the then outstanding Voting Securities of the Company.

        As used herein, the term "VOTING SECURITIES" shall mean any securities of the Company, or any successor to the Company, entitling the holder thereof to vote as a stockholder for any purpose or under any circumstance or any securities convertible into or exchangeable for under any circumstance such securities or any rights, warrants or options to acquire (through purchase, exchange, conversion or otherwise) any such securities under any circumstance

        8.2 Indemnification.

            8.2.1 Purchaser's Right to Indemnification. Subject to Section 8.2.2, the Company agrees to defend, indemnify and hold Purchaser harmless against and shall reimburse Purchaser for any actions, claims, proceedings, losses, liabilities and damages, including reasonable attorneys' fees (collectively, "DAMAGES") incurred by the Purchaser on or after the Closing Date arising out of:

                (a) any inaccuracy of or any breach of any representation or warranty of the Company contained in or made pursuant to this Agreement or any certificate or instrument in connection herewith; or

                (b) a breach of any covenant or agreement of the Company contained in or made pursuant to this Agreement.

            8.2.2 Company's Limitation of Liability.

                (a) The liability of the Company to indemnify the Purchaser pursuant to Section 8.2.1(a) and Section 8.2.1(b) hereof against any Damages sustained by reason of any claim covered by Section 8.2.1(a) or Section 8.2.1(b) hereof shall be limited to claims as to which the Purchaser has given the Company written notice thereof, setting forth therein in reasonable detail the basis for such claim, on or prior to the expiration of the survival periods set forth in Section 8.1.1 and Section 8.1.2 hereof, respectively, whether or not any Damages have then actually been sustained.

                (b) The Company's indemnity obligations pursuant to
Section 8.2.1(a) hereof shall be effective with respect to claims for Damages only after the aggregate amount of all Damages for which the Company is liable thereunder exceeds $250,000 and then only to the extent of such excess (the "BASKET").

                (c) Subject to Section 8.2.2(d), the Company's aggregate indemnity obligations pursuant to Section 8.2.1(a) shall not exceed the Purchase Price (the "CAP").

                (d) Notwithstanding anything to the contrary contained herein, the Basket and Cap shall not be applicable to claims relating to any inaccuracy or breach of any representation or warranty made in Sections 3.1, 3.2, 3.3, 3.19 and 3.21.

            8.2.3 Company's Right to Indemnification. Subject to Section 8.2.4, the Purchaser agrees to defend, indemnify and hold the Company harmless against and shall reimburse the Company for any Damages incurred by the Company on or after the Closing Date arising out of:

                (a) any inaccuracy of or breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or any certificate or instrument in connection herewith; or

                (b) a breach of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement.

            8.2.4 Purchaser's Limitation of Liability.

                (a) The liability of Purchaser to indemnify the Company pursuant to Section 8.2.3(a) hereof against any Damages sustained by reason of any claim covered by Section 8.2.3(a) hereof shall be limited to claims as to which the Company has given Purchaser written notice thereof, setting forth therein in reasonable detail the basis for such claim, on or prior to the expiration of the survival periods set forth in Section 8.1 hereof, whether or not any Damages have then actually been sustained.

                (b) Purchaser's indemnity obligations pursuant to Section 8.2.3(a) hereof shall be effective with respect to any claim for Damages only after the aggregate amount of all Damages for which Purchaser is liable under this Agreement exceeds the Basket, and only to the extent of such excess.

                (c) Subject to Section 8.2.4(d), Purchaser's aggregate indemnity obligations pursuant to Section 8.2.3(a) shall not exceed the Cap.

                (d) Notwithstanding any other provision hereof, the Basket and Cap shall not be applicable to claims relating to any inaccuracy or breach of any representation or warranty made in Sections 4.1 and 4.2.

        8.3 AB Technologies, Inc. Notwithstanding anything contained herein to the contrary, the Company shall indemnify and hold the Purchaser harmless and shall reimburse the Purchaser for any Damages incurred by the Company related to earnout provisions or purchase price adjustments in connection with, or other Damages arising out of or related to, the Asset Purchase Agreement, dated as of February 7, 2000, between AB Technologies, Inc. and IITRI, including, without limitation, the claims filed

September 12, 2002 by Clyde O. Andrews and William M. Bewley (collectively, the "AB TECH SHAREHOLDERS") against IITRI in the Circuit Court for the County of Fairfax, Virginia and September 16, 2002 by IITRI against the AB Tech Shareholders in the U.S. District Court, Eastern District of Virginia, in each case to the extent such Damages in the aggregate exceed $5,400,000. The liability of the Company to indemnify the Purchaser pursuant to this Section 8.3 shall not be limited in any way by Section 8.1 or 8.2.2 hereof; provided, that there shall be no duplication of liability of the Company for indemnification pursuant to Section 8.2. and this Section 8.3.

        8.4 Computation of Damages. For purposes of computing any Damages under this Section 8 with respect to any representation, warranty, covenant or agreement that is qualified as to materiality or Material Adverse Effect, the amount of the Damages shall be the entire amount of Damages arising by reason of the breach of such representation, warranty, covenant or agreement and not merely the amount of such Damages in excess of an amount that constitutes material Damages or in excess of an amount that constitutes a Material Adverse Effect.

        8.5 Conditions of Indemnification.

            8.5.1 In the event the Purchaser or the Company has a reasonable good faith basis for asserting a claim for Damages, such party shall give prompt written notice to the other parties hereto briefly setting forth the basis of the claim and the amount thereof (or, if not then determinable, a reasonable good faith estimate of the amount thereof) in reasonable detail; provided, that the failure to provide such notice in a timely fashion shall not affect the right of the indemnified party unless and only to the extent that the indemnifying party is actually prejudiced thereby.

            8.5.2 The obligations and liabilities of the Company and Purchaser with respect to claims made by third parties shall be subject to the following terms and conditions:

                (a) The indemnified party will give the indemnifying party prompt notice of any such claim as set forth in subpart (a) above; provided, that the failure to provide such notice in a timely fashion shall not affect the right of the indemnified party unless and only to the extent that the indemnifying party is actually prejudiced thereby, and the indemnifying party shall have the right to undertake the defense thereof by representatives chosen by it by giving written notice to that effect within twenty (20) business days of receiving notice of the third-party claim.

                (b) The indemnified party shall have the right to participate in the defense or other disposition of any third-party claim, but the indemnifying party shall not be liable for any legal fees or expenses subsequently incurred by the indemnified party in connection with the defense thereof unless (i) the indemnifying party agreed to pay such fees and expenses, (ii) the indemnifying party shall have failed to employ counsel reasonably satisfactory to the indemnified party in a timely manner, or (iii) the indemnified party shall have been advised by counsel (either that was employed by the indemnifying party or one of its own choosing) that representation of the indemnified party by counsel provided by the indemnifying party pursuant to the foregoing would be inappropriate due to actual or potential conflicting interests between the indemnifying party and the indemnified party, including situations in which there are one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party. Neither the indemnified party nor the indemnifying party may settle any claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

                (c) Anything in this Section 8 to the contrary notwithstanding,
(i) if there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such claim upon prior notification to the indemnifying party of its intent to do so; provided, however, that if such claim is settled without the indemnifying party's consent, the indemnified party shall be deemed to have waived all rights hereunder against the indemnifying party for money damages arising out of such claim, and
(ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect to such claim.

                (d) In connection with any indemnification claim, the indemnified party shall give the indemnifying party reasonable access to the books, records and assets of the indemnified party which relate to the act, omission or occurrence giving rise to such Damages and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the indemnified party with respect thereto and the indemnified party otherwise shall cooperate with the indemnifying party (and its insurance company, if applicable) in defending any third-party claim.

        8.6 Trustee Indemnification. The indemnification described in this
Section 8 shall be in addition to, and shall not affect in way, the Indemnification Agreement between the Trustee and the Company, dated February 7, 2002, attached to the Trustee Engagement Letter, or any other indemnification provided to the Trustee pursuant to the Trust Agreement.

        8.7 Other Rights. The indemnification described in this Section 8 shall be in addition to, and shall not affect in any way, the rights of the parties hereto under any of the other Transaction Agreements.

        Section 9. General.

        9.1 Execution of Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

        9.2 Notices. All notices which are required or may be given pursuant to the terms of this Agreement or which any of the parties may desire to give hereunder shall be in writing and delivered personally or sent by express delivery, or by facsimile, or by registered or certified mail, with proof of receipt, postage and expenses prepaid, return receipt requested, addressed as follows:

               If to the Company to:

                      Alion Science and Technology Corporation
                      1759 Tysons Boulevard
                      Suite 1300
                      McLean, Virginia 22102
                      Attention: Steve Trichka, Esq.
                      Facsimile:  (703) 714-6508

                      and with a copy to:

                      Baker & McKenzie
                      815 Connecticut Avenue, NW
                      Washington, DC  20006
                      Attention: Marc R. Paul, Esq.
                      Facsimile:  (202) 452-7074


               If to the Trustee or the Purchaser to:

                      State Street Bank & Trust Company
                      Alion Science and Technology Corporation
                      Employee Stock Ownership Trust
                      Batterymarch III
                      3 Pinehill Drive, 5th Floor
                      Quincy, MA 02169
                      Attention: Kelly Driscoll
                      Facsimile:  (617) 664-2376

                      and with a copy to:

                      Paul, Weiss, Rifkind, Wharton & Garrison
                      1285 Avenue of the Americas
                      New York, NY 10019-6064
                      Attention: James H. Schwab
                      Facsimile:  (212) 757-3990

or to such other address or addresses and to the attention of such other person or person as any party may from time to time designate to the other party. Any notice given in accordance with this Section 9.2 shall be deemed to have been given when delivered personally, or when received if sent via overnight delivery, facsimile, or registered or certified mail, return receipt requested.

        9.3 Assignment, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party shall assign any of its rights or obligations hereunder without the prior written consent of the other parties, except that the Trustee may assign its rights and obligations hereunder without consent to any successor trustee of the Purchaser appointed in accordance with the provisions of the Plan or to any purchaser of all or substantially all of the Shares.

        9.4 Applicable Laws. This Agreement shall be construed and governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State to the extent not superseded by ERISA.

        9.5 Entire Agreement. This Agreement, together with the Schedules and Exhibit attached hereto, the other Transaction Agreements and the Trustee Engagement Letter and the Indemnification Agreement, constitutes the entire agreement among the parties hereto regarding the subject matter hereof, and no party hereto shall be bound by any communications between them on the subject matter hereof unless such communications are in writing and bear a date contemporaneous with or subsequent to the date hereof. Any prior written agreements or letters of intent among the parties other than the Trustee Engagement Letter and the Indemnification Agreement shall, upon the execution of this Agreement, be null and void.

        9.6 Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation hereof

        9.7 Amendment, Waiver, Discharge of the Agreement. This Agreement may not be amended, released or discharged except by an instrument in writing signed on behalf of each of the parties hereto. The failure of a party to enforce any provision of this Agreement shall not be deemed a waiver by such party of any other provision or subsequent breach of the same or any other obligation hereunder.

        9.8 Action Taken as Trustee. The Trustee has executed and delivered this Agreement, not in its individual or corporate capacity, but solely as Trustee of the Purchaser. The performance of this Agreement by the Trustee and any and all duties, obligations and liabilities of the Trustee hereunder will be effected by the Trustee only as Trustee. The Trustee does not undertake nor shall have any individual or corporate liability or obligation of any nature whatsoever by virtue of the execution and delivery of this Agreement or the representations, covenants or warranties contained herein or in any instrument or certificate delivered pursuant hereto.

               IN WITNESS WHEREOF, each of the parties has executed this Stock Purchase Agreement as of the day and year first above written.

                                ALION SCIENCE AND TECHNOLOGY
                                    CORPORATION


                                By:
                                    --------------------------------------------
                                     Name:
                                     Title



                                ALION SCIENCE AND TECHNOLOGY
                                CORPORATION EMPLOYEE OWNERSHIP,
                                SAVINGS AND INVESTMENT TRUST

                             By: STATE STREET BANK & TRUST COMPANY, not in its individual or corporate capacity, but solely as Trustee of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:

                                                                       EXHIBIT A

                                                                       EXHIBIT B

                                TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
Section 1.     Purchase and Sale of Shares...........................................32

        1.1    Shares to be Sold.....................................................32
        1.2    Purchase Price........................................................32
        1.3    Use of Proceeds.......................................................32
        1.4    Inactive ESOP.........................................................32

Section 2.     Closing...............................................................32

        2.1    Time and Place........................................................32
        2.2    Deliveries............................................................32

Section 3.     Representations and Warranties of the Company.........................34

        3.1    Organization, Corporate Standing and Investments......................34
        3.2    Necessary Authority...................................................35
        3.3    Conflict; Change of Control...........................................35
        3.4    Filings and Approvals.................................................35
        3.5    Financial Statements..................................................36
        3.6    S-1...................................................................36
        3.7    Compliance with Law...................................................37
        3.8    No Defaults...........................................................37
        3.9    Litigation............................................................37
        3.10   No Material Adverse Effect............................................38
        3.11   Absence of Undisclosed Liabilities....................................40
        3.12   Certain Agreements. ..................................................40
        3.13   ERISA.................................................................40
        3.14   Major Contracts. .....................................................42
        3.15   Taxes.................................................................43
        3.16   Interests of Officers and Directors.  ................................45
        3.17   Company's Intellectual Property Rights.  :............................45
        3.18   Restrictions on Business Activities...................................46
        3.19   Title to Assets; Liens; Condition of Equipment........................46
        3.20   Governmental Authorizations and Licenses.  ...........................47
        3.21   Environmental Matters. ...............................................47
        3.22   Insurance.  the Business Subsidiarythe Business Subsidiary............48
        3.23   Labor Matters.  ......................................................48
        3.24   Questionable Payments.................................................49
        3.25   Brokers...............................................................49
        3.26   Relationships.........................................................49
        3.27   Put Optionst..........................................................49
        3.28   ESOP and Trustee......................................................50
        3.29   Audits................................................................50
        3.30   Security Clearances ..................................................50

        3.31   Pre-Contract Costs....................................................50
        3.32   Anti-Takeover Statutes................................................50
        3.33   Disclosure............................................................51
        3.34   Disclaimer............................................................51

Section 4.     Representations and Warranties of the Purchaser.  ....................51

        4.1    Necessary Authority ..................................................51
        4.2    No Conflicts..........................................................52
        4.3    Investment Intent.....................................................52

Section 5.     Covenants of the Company..............................................53

        5.1    Honoring Put Options. ................................................53
        5.2    ESOP Submission.......................................................53
        5.3    Plan Qualification....................................................53
        5.4    S Corporation.........................................................54
        5.5    Affiliate Transactions................................................54
        5.6    Consents..............................................................54
        5.7    Rights Under Certain Agreements.  ....................................54
        5.8    Shareholders' Rights..................................................54

Section 6.     Closing Conditions for the Benefit of the Purchaser...................54

        6.1    Representations and Warranties True...................................55
        6.2    Performance...........................................................55
        6.3    Opinions of Counsel to the Company....................................55
        6.4    Consents..............................................................55
        6.5    Opinion of Valuation Consultants......................................55
        6.6    Trustee Approval......................................................56
        6.7    Deliveries by Company.................................................56
        6.8    Trustee Fees..........................................................56
        6.9    Equity Investment in the ESOP.  ......................................56
        6.10   Asset Purchase Agreement; Transaction Agreements......................56
        6.11   Employment Agreements.................................................56

Section 7.     Closing Conditions for the Benefit of the Company.....................56

        7.1    Representations and Warranties True...................................57
        7.2    The Purchaser's Performance...........................................57
        7.3    Deliveries by the Purchaser...........................................57

Section 8.     Survival of Representations and Warranties; Indemnification...........57

        8.1    Survival of Representations and Warranties............................57
        8.2    Indemnification.......................................................58
        8.3    Computation of Damages................................................59
        8.4    Conditions of Indemnification.........................................60
        8.5    Trustee Indemnification.  ............................................61
        8.6    Other Rights..........................................................61

Section 9.     General...............................................................61

        9.1    Execution of Counterparts.............................................61
        9.2    Notices...............................................................62
        9.3    Assignment, Successors and Assigns....................................63
        9.4    Applicable Laws.......................................................63
        9.5    Entire Agreement......................................................63
        9.6    Headings..............................................................63
        9.7    Amendment, Waiver, Discharge of the Agreement.........................63
        9.8    Action Taken as Trustee...............................................63


Schedules

Schedule 3.1  Investments
Schedule 3.3  Conflict; Change of Control
Schedule 3.4  Filings and Approvals
Schedule 3.8  No Defaults
Schedule 3.9  Litigation
Schedule 3.10 No Material Adverse Effect
Schedule 3.11 Absence of Undisclosed Liabilities
Schedule 3.12 Certain Agreements
Schedule 3.13 ERISA
Schedule 3.14 Major Contracts
Schedule 3.15 Taxes
Schedule 3.16 Interests of Officers and Directors
Schedule 3.17 Intellectual Property Rights
Schedule 3.19 Title to Assets; Liens; Condition of Equipment
Schedule 3.20 Governmental Authorizations and Licenses
Schedule 3.21 Environmental Matters
Schedule 3.22 Insurance
Schedule 3.23 Labor Matters
Schedule 3.26 Relationships
Schedule 3.27 Put Options
Schedule 3.29 Audits

Exhibits

A.      Opinion of Baker & McKenzie
B.      Opinion of Silverstein and Mullens